Use these links to rapidly review the document

Filed Pursuant to Rule 424(b)(5)
Commission File No. 333-133060

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 11, 2006

Prospectus Supplement
May     , 2006
(To Prospectus dated May 10, 2006)

$250,000,000

Questar Market Resources, Inc.
(A subsidiary of Questar Corporation)

% Notes due 20

        We will pay interest on the notes on March 1 and September 1 of each year, beginning September 1, 2006. The notes will mature on                        , 20    . We may redeem some or all of the notes at any time and from time to time at the redemption price described in this prospectus supplement.

        The notes will be our unsecured and unsubordinated obligations and will rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding.

        The notes are not expected to be listed on any securities exchange or included in any quotation system.

        Investing in our notes involves certain risks. Please read carefully the sections entitled "Risk Factors" beginning on page S-5 of this prospectus supplement and on page 6 of the accompanying prospectus.

	Per Note		Total
Public offering price(1)%			$
Underwriting discount		%	$
Proceeds, before expenses, to us		%	$

(1)
Plus accrued interest, if any, from May     , 2006, if settlement occurs after such date.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The notes will be ready for delivery in book entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./ N.V., as operator of the Euroclear System, on or about May            , 2006.

Joint Book-Running Managers

Banc of America Securities LLC	Goldman, Sachs & Co.

Lead Manager
Harris Nesbitt

Co-Managers

JPMorgan	SunTrust Robinson Humphrey	Wachovia Securities	Wells Fargo Securities

Prospectus Supplement

About This Prospectus Supplement
Special Note Regarding Forward-Looking Statements
Summary
Risk Factors
Selected Financial Information
Use of Proceeds
Capitalization
Ratio of Earnings to Fixed Charges
Description of Notes
Underwriting
Legal Matters
Experts
Prospectus
About This Prospectus
Where You Can Find More Information
Incorporation of Certain Information by Reference
Special Note Regarding Forward-Looking Statements
Questar Market Resources, Inc.
Risk Factors
Use of Proceeds
Ratio of Earnings to Fixed Charges
Description of Debt Securities
Plan of Distribution
Legal Matters
Experts
Glossary of Commonly Used Terms

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to "Market Resources," "we," "our," or "us" refer to Questar Market Resources, Inc., and its subsidiaries, while references to "Questar" refer to Questar Corporation, our parent company.

        You should only rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are accurate only as of their respective dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus may contain or incorporate by reference information that includes or is based upon "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, exploration efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

        Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus supplement. Actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are:

  •
  the risk factors or uncertainties listed herein, in the accompanying prospectus or, from time to time, in any document incorporated by reference herein;

  •
  changes in general economic conditions, including the performance of financial markets and interest rates;

  •
  changes in industry trends;

  •
  changes in laws and regulations; and

  •
  other risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission, or the SEC.

        We do not undertake any obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures we make on related subjects in reports to the SEC.

SUMMARY

Questar Market Resources, Inc.

        Market Resources is a natural gas-focused energy company. We are a wholly-owned subsidiary of Questar. Market Resources is a sub-holding company with four major subsidiaries: Questar Exploration and Production Company, or Questar E&P, which acquires, explores for, develops and produces natural gas, oil and NGL; Wexpro Company, or Wexpro, which manages, develops and produces cost-of-service reserves for Questar Gas Company, or Questar Gas, a subsidiary of Questar; Questar Gas Management Company, or Gas Management, which provides natural gas-gathering and processing services for affiliates and third parties; and Questar Energy Trading Company, or Energy Trading, which markets equity and third-party gas and oil, provides risk-management services, and through its wholly-owned limited liability company, Clear Creek Storage Company, LLC, owns and operates an underground natural gas-storage reservoir.

        Certain industry specific terms used in this prospectus supplement are defined in the "Glossary of Commonly Used Terms" beginning on page 26 of the accompanying prospectus.

The Offering

Issuer	Questar Market Resources, Inc.
Securities offered	$250 million aggregate principal amount of % Notes due 20 .
Maturity	, 20 .
Interest payment dates	March 1 and September 1 of each year, beginning September 1, 2006.
Ranking
The notes will be unsecured and rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding. Since we are a holding company, the claims of creditors of our subsidiaries will have priority over the claims of holders of the notes with respect to the assets of those subsidiaries. At the present time we have no debt that would be considered senior to the notes. The indenture does not restrict the amount of indebtedness that we or our subsidiaries may incur.
As of March 31, 2006, after giving pro forma effect to this offering and our use of the estimated net proceeds, there would have been outstanding approximately $471 million of total indebtedness.
Optional redemption	We may redeem some or all of the notes at any time and from time to time at the redemption price described in this prospectus supplement.
Use of proceeds
We estimate that the net proceeds from the offering after our expenses will be approximately $248 million. We intend to use these proceeds for general corporate purposes, including repayment of our 7% Notes due January 16, 2007, repayment of inter-company demand notes, working capital and the expansion of our businesses.
Form and denomination	The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000.
Governing law	The notes and the indenture will be governed by New York law.
Ratings
The notes are rated BBB+ by Standard & Poor's Ratings Service and Baa3 by Moody's Investor Service, Inc. Security ratings are not recommendations to buy, sell or hold the notes. Ratings are subject to revision or withdrawal at any time by the rating agencies.

RISK FACTORS

        This section describes some, but not all, of the risks of purchasing the notes in the offering. The prospectus to which this supplement relates also contains a Risk Factors section beginning on page 6 of that prospectus. You should carefully consider these risks, in addition to the other information contained or incorporated by reference in this document, before purchasing the notes. You should carefully review the factors discussed below and the cautionary statements referred to in "Special Note Regarding Forward-Looking Statements."

        The notes are effectively subordinate to indebtedness of our subsidiaries.    The notes will rank equally with our other unsecured debt, but will be structurally subordinate to claims of creditors of our subsidiaries to the extent of the assets of those subsidiaries. At the present time we have no debt that would be considered senior to these notes. The indenture does not contain any financial covenants or otherwise restrict the amount of indebtedness which we or our subsidiaries may incur. At the present time the only debt owed by our subsidiaries is debt that is either guaranteed by us or is inter-company debt owed to us as the parent.

        Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.    The notes are securities for which there is no established public market. We do not intend to have the notes listed on a national securities exchange. Therefore, we cannot assure you that an active market for the notes will develop or, if developed, that it will continue. We cannot assure you that the market, if any, for the notes will be free from disruptions that cause price volatility or that any such disruptions may not adversely affect the prices at which you may sell your notes. In addition, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

SELECTED FINANCIAL INFORMATION

        The following selected financial information for each of the three years in the period ended December 31, 2005 is derived from our audited consolidated financial statements. Information for the three month periods ended March 31, 2006 and 2005 is derived from our unaudited condensed consolidated financial statements.

        This information is qualified in its entirety by reference to, and should be read together with, our consolidated financial statements and the accompanying notes and Management's Discussion and Analysis of Financial Condition and Results of Operation, which are set forth in our Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Report on Form 10-Q for the three months ended March 31, 2006, incorporated herein by reference.

	Three Months Ended March 31		Year Ended December 31
	2006	2005	2005	2004	2003
	(unaudited)
	(in thousands)
Revenues
Natural gas sales	$178,841	$108,601	$517,603	$375,220	$285,118
Oil and NGL sales	36,716	26,948	118,633	86,336	67,020
Cost-of-service gas operations	39,575	33,633	133,204	116,747	100,997
Energy marketing	167,243	149,654	902,761	506,565	332,927
Gas gathering, processing and other	45,139	33,586	155,973	100,413	82,946

Total revenues	467,514	352,422	1,828,174	1,185,281	869,008
Operating income	154,883	94,718	425,234	276,546	210,345
Income before income taxes and cumulative effect of accounting change	150,150	89,932	408,364	256,499	190,229
Accounting change, net of income taxes(1)					(5,113)
Net income	$94,665	$56,621	$258,237	$165,411	$115,990

(1)
Cumulative effect of accounting change for asset retirement obligations, net of income taxes of $3,049.

USE OF PROCEEDS

        We plan to use the net proceeds from the sale of the notes (estimated to be approximately $248 million) for general corporate purposes, including repayment of the $200 million aggregate principal amount of our 7% Notes due January 16, 2007, repayment of inter-company demand notes with a rate of 4.74% at March 31, 2006, working capital and the expansion of our businesses.

CAPITALIZATION

        The following table sets forth our capitalization on a consolidated basis as of March 31, 2006 and as adjusted to reflect the sale of these notes. For additional information, you should refer to our condensed consolidated financial statements, including the notes to such financial statements, set forth in our Quarterly Report on Form 10-Q for the three months ended March 31, 2006, incorporated by reference herein. See "Where You Can Find More Information" in the accompanying prospectus.

	As of March 31, 2006
	Actual	Note Offering	As Adjusted	As Adjusted Percentage
	(unaudited) (in thousands)
Short-term debt:
Inter-company debt owed Questar	$119,100	$(48,000)	$71,100
7% Notes due 2007	200,000	(200,000)	—

Total short-term debt	319,100	(248,000)	71,100	4.5%
Long-term debt:
7 1/2% Notes due 2011	150,000		150,000
% Notes due 20 offered hereby		250,000	250,000

Total long-term debt	150,000	250,000	400,000	25.2%
Common shareholder's equity	1,113,737		1,113,737	70.3%

Total capitalization	$1,582,837		1,584,837	100.0%

RATIO OF EARNINGS TO FIXED CHARGES

        Our consolidated ratios of earnings to fixed charges for the periods indicated are stated below. For purposes of this presentation, "earnings" represents income before income taxes and the cumulative effect of accounting changes adjusted for fixed charges, earnings and distributed income of equity investees, minority interest in consolidated subsidiaries and the amortization of capitalized interest, if any. "Fixed charges" consist of total interest charges (expensed or capitalized), amortization of debt issuance costs and the interest portion of rental costs (which is estimated at 50%). Income before income taxes and cumulative effect of accounting changes includes our share of pretax earnings of equity investees.

	Three Months Ended March 31		Year Ended December 31
	2006	2005	2005	2004	2003	2002	2001
	(unaudited)
Ratio of Earnings to Fixed Charges	19.25	13.79	13.86	10.11	7.57	5.29	7.42

DESCRIPTION OF NOTES

General

        We will issue the notes as a series of debt securities under an indenture dated as of March 1, 2001, between us and Wells Fargo Bank, N.A., as successor trustee. The following description is only a summary of the material provisions of the indenture. This summary description is not meant to be a complete description of the indenture or the terms of the notes. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. We have filed the indenture as an exhibit to the registration statement of which this prospectus supplement forms a part and you may inspect it at the office of the trustee. The following description of the particular terms of the notes supplements the description in the accompanying prospectus of the general terms and provisions of our debt securities. To the extent that the following description of the notes is inconsistent with that general description, the following description replaces that in the accompanying prospectus.

        Terms not otherwise defined below will have the meanings assigned to them in the indenture. When we refer to securities, we refer to all debt securities that we have issued or may issue in the future under the indenture, including the notes.

Ranking

        In addition to the notes we are offering in this prospectus supplement, the indenture provides for the issuance of additional securities in one or more series, without limitation as to aggregate principal amount. As a holding company with subsidiaries, the claims of creditors of our subsidiaries will have priority over the claims of holders of these notes with respect to the assets of those subsidiaries. At the present time we have no debt that would be considered senior to these notes. The notes will be our unsecured obligations and will rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding. Other than a limitation on liens covenant, the indenture does not contain restrictive covenants which would require us to maintain certain financial ratios or restrict our ability to incur additional indebtedness. The covenants contained in the indenture would not necessarily afford holders of the notes protection if a highly leveraged transaction involving us were to adversely affect holders.

        We are a sub-holding company of Questar and our only material asset is the capital stock of our subsidiaries. Our operations are conducted through our subsidiaries and our cash flow will be derived principally from dividends on the capital stock of our subsidiaries.

Denominations and Interest

        The notes are being issued initially in an aggregate principal amount of $250 million and will mature on                        , 20    . We may, from time to time, without the consent of the holders of the notes, reopen this series and issue additional notes. The notes will be issued in fully registered form in minimum denominations of $2,000 and integral multiple of $1,000.

        Interest at the annual rate for the notes set forth on the cover page of this prospectus supplement is payable semi-annually in arrears on March 1 and September 1 of each year, commencing September 1, 2006. We will make each interest payment to the persons who are registered holders of the notes at the close of business on the preceding February 15 and August 15, respectively. Interest will be computed on the basis of a 360-day year of twelve months of 30 days each. Interest will begin to accrue on May     , 2006. If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day and no interest will accrue for the period from and after such interest payment date, maturity date or redemption date.

Optional Redemption

        The notes may be redeemed in whole or in part at our option at any time or from time to time upon not less than 30 nor more than 60 days' notice at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30 day months) at the Treasury Rate plus    basis points, plus in each case accrued interest on the notes to the date of redemption (provided that interest payments due on or prior to the redemption date will be paid to the record holders of such notes on the relevant record date).

        "Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated (on a day count basis) maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the notes.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

        "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Reference Treasury Dealer" means at least four primary U.S. Government securities dealers in The City of New York as we shall select.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day in The City of New York preceding such redemption date.

        Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by such method as the trustee shall deem fair and appropriate.

Mandatory Redemption; Sinking Fund

        There is no sinking fund or mandatory redemption obligation applicable to the notes.

Book-Entry System

        The notes will be issued in the form of a single global security and will be deposited with the trustee as custodian for The Depository Trust Company ("DTC") on behalf of DTC and for so long as DTC or its nominee is the registered owner of the notes, DTC or its nominee, as the case may be, will be considered the sole holder of the notes for all purposes under the indenture. For a further description of DTC and its procedures, see "Description of Debt Securities—Book Entry System" in the accompanying prospectus.

        Clearstream.    Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

        Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

        Euroclear.    Euroclear was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

        Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

        Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

        Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant's account. Credit for the notes will appear on the next day (European time).

        Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to a DTC seller on the settlement date. As a result, to a DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

        When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York, if settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant's account will instead be valued as of the actual settlement date.

        You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

UNDERWRITING

        Banc of America Securities LLC and Goldman, Sachs & Co. are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Underwriter	Principal Amount of Notes
Banc of America Securities LLC	$
Goldman, Sachs & Co.
Harris Nesbitt Corp.
J.P. Morgan Securities Inc.
SunTrust Capital Markets, Inc.
Wachovia Capital Markets, LLC
Wells Fargo Securities, LLC

Total		$250,000,000

        The underwriters have agreed to purchase all of the notes sold pursuant to the purchase agreement if any of these notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

        The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of    % of the principal amount of the notes. The underwriters may allow, and the dealers may re-allow, a discount not in excess of    % of the principal amount of the notes to other dealers. After the initial public offering, the offering price and other selling terms may be changed.

        We estimate that our share of the total expenses of this offering, not including the underwriting discount, will be approximately $459,000.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        We have agreed, with exceptions, not to sell or transfer any debt securities for 30 days after the date of this prospectus supplement without first obtaining the written consent of the representatives. Specifically we have agreed not to directly or indirectly:

  •
  offer, pledge, sell, or contract to sell any debt securities;

  •
  sell any option or contract to purchase any debt securities;

  •
  purchase any option or contract to sell any debt securities;

  •
  grant any option, right or warrant for the sale of any debt securities;

  •
  file a registration statement for any debt securities; or

  •
  lend or otherwise dispose of or transfer any debt securities.

        This lockup provision applies to debt securities and to any securities convertible into or exercisable or exchangeable for debt securities.

        The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

        In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

        The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

        Each underwriter has represented and agreed that:

          (a)   in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of Securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Securities to the public in that Relevant Member State at any time:

            (i)    to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

            (ii)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

            (iii)  in any other circumstances which does not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Derivative.

        For the purposes of this provision, the expression of an "offer of Securities to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

          (b)(i)     it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the U.K. Financial Services and Markets Act 2000 (FSMA) by us;

          (c)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of FSMA does not apply to us;

          (d)   it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

        We are being represented by Thomas C. Jepperson, Esq., Vice President and General Counsel for Questar Corporation, Salt Lake City, Utah and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, in connection with the offering, sale and issue of the notes. Sidley Austin LLP, San Francisco, California, will act as counsel for the underwriters.

EXPERTS

        Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2005 (including the schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its report thereon included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        Certain information with respect to our natural gas and oil reserves has been derived from the reports of Ryder Scott Company, Netherland, Sewell & Associates, and H. J. Gruy and Associates, Inc., independent reservoir engineers, and has been incorporated by reference herein upon the authority of such firms as experts with respect to matters covered by such reports and in giving such reports.

Prospectus

$350,000,000

Questar Market Resources, Inc.
(A subsidiary of Questar Corporation)

Debt Securities

        We may offer, issue and sell debt securities from time to time at an aggregate initial offering price which will not exceed $350,000,000. We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them.

        We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see "Plan of Distribution" in this prospectus.

        Investing in our securities involves certain risks. Please read carefully the section entitled "Risk Factors" beginning on page 6 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 10, 2006

About This Prospectus
WhereYou Can Find More Information
Incorporation of Certain Information by Reference
Special Note Regarding Forward-Looking Statements
Questar Market Resources, Inc.
Risk Factors
Use of Proceeds
Ratio of Earnings to Fixed Charges
Description of Debt Securities
Plan of Distribution
Legal Matters
Experts
Glossary of Commonly Used Terms

ABOUT THIS PROSPECTUS

        Unless otherwise stated or the context otherwise requires, references in this prospectus to "Market Resources," "we," "our," or "us" refer to Questar Market Resources, Inc., and its subsidiaries, while references to "Questar" refer to Questar Corporation, our parent company.

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a "shelf" registration process. Under this shelf registration process, we may, from time to time, sell debt securities, as described in this prospectus, in one or more offerings up to a total dollar amount of $350,000,000 or the equivalent thereof on the date of issuance in one or more foreign currencies, foreign currency units or composite currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        You should assume that the information in this prospectus and any prospectus supplement is accurate as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports and other information with the SEC (File No. 0-30321). These reports and other information can be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. You can obtain copies of these materials from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an internet site at http://www.sec.gov that contains reports and other information regarding companies that file electronically with the SEC, including us.

        We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus information that we file with them. This permits us to disclose important information to you by referring you to documents previously filed with the SEC. Any information incorporated by reference is considered part of this prospectus, and any information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC:

Filing	Period
Annual Report on Form 10-K	Year ended December 31, 2005
Quarterly Report on Form 10-Q	Quarter ended March 31, 2006
Current Report on Form 8-K	Filed on April 5, 2006

        In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this filing and until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of filing of such documents with the SEC. Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request a copy of our filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at Questar Market Resources, Inc., 180 East 100 South Street, P.O. Box 45601, Salt Lake City, Utah 84145-0601 (telephone number (801) 324-2600).

SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS

        This prospectus and the accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, exploration efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

        Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus. Actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are:

  •
  the risk factors discussed in this prospectus or listed from time to time in prospectus supplements or any document we incorporate by reference;

  •
  changes in general economic conditions, including the performance of financial markets and interest rates;

  •
  changes in industry trends;

  •
  changes in laws or regulations; and

  •
  other factors, most of which are beyond our control.

        We do not undertake any obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures we make on related subjects in reports to the SEC.

QUESTAR MARKET RESOURCES, INC.

The Company

        Market Resources is a natural gas-focused energy company. We are a wholly-owned subsidiary of Questar. Market Resources is a sub-holding company with four principal subsidiaries: Questar Exploration and Production Company, or Questar E&P, which acquires, explores for, develops and produces natural gas, oil and NGL; Wexpro Company, or Wexpro, which manages, develops and produces cost-of-service reserves for Questar Gas Company, or Questar Gas, a subsidiary of Questar; Questar Gas Management Company, or Gas Management, which provides midstream field services including natural gas-gathering and processing services for affiliates and third parties; and Questar Energy Trading Company, or Energy Trading, which markets equity and third-party gas and oil, provides risk-management services, and through its wholly-owned limited liability company, Clear Creek Storage Company, LLC, owns and operates an underground natural gas-storage reservoir.

        See Note 11 to the consolidated financial statements included in our 2005 Annual Report filed on Form 10-K incorporated herein by reference for financial information concerning our lines of business that contribute 10% or more of consolidated revenues.

        Certain industry specific terms used in this prospectus are defined in the "Glossary of Commonly Used Terms" beginning on page 26 hereof.

Gas and Oil Exploration, Development and Production—Questar E&P

        Questar E&P operates in two core areas—the Rocky Mountain region of Wyoming, Utah and Colorado and the Midcontinent region of Oklahoma, Texas and Louisiana. Questar E&P has a large inventory of identified development drilling locations, primarily on the Pinedale Anticline in western Wyoming and in the Uinta Basin of eastern Utah. Questar E&P continues to conduct exploratory drilling to determine commerciality of its inventory of undeveloped leaseholds located primarily in the Rocky Mountain region, including the assessment of deeper reservoirs under our approximately 143,000 net leasehold acres in the Vermillion Basin of southwest Wyoming and northwest Colorado. In the Midcontinent, Questar E&P has several active development projects, including an ongoing coalbed methane project in the Arkoma Basin of eastern Oklahoma and an infill development drilling project in the Elm Grove area in northwestern Louisiana. Questar E&P seeks to maintain geographical and geological diversity with its two core areas. Questar E&P has in the past and may in the future pursue acquisition of producing properties through the purchase of assets or corporate entities to expand its presence in its core areas or in a new core area.

        Questar E&P's proved natural gas, oil and NGL reserves are reported in our annual reports on Form 10-K filed with the SEC. At year-end 2005, Questar E&P reported 1,480 Bcfe of estimated proved reserves. Approximately 80 percent of Questar E&P proved reserves, or 1,179 Bcfe, were located in the Rocky Mountain region of the United States, while the remaining 20%, or 301 Bcfe, were located in the Midcontinent region. Questar E&P had no reserves or production outside the United States. Approximately 920 Bcfe of the proved reserves reported by Questar E&P at year-end 2005 were developed, while 560 Bcfe were proved undeveloped. The majority of the proved undeveloped reserves were associated with our Pinedale Anticline leasehold. Questar E&P's primary focus is natural gas. Natural gas comprised approximately 90% of Questar E&P's total proved reserves at year-end 2005.

        See Item 2 in Part I and Note 12 to the consolidated financial statements included in Item 8 of our 2005 Annual Report filed on Form 10-K incorporated herein by reference for more information on Questar E&P's proved reserves.

Gas and Oil Development and Production—Wexpro

        Wexpro develops and produces gas and oil owned by Questar Gas under the terms of a comprehensive agreement, the Wexpro Agreement. Pursuant to the Wexpro Agreement, Wexpro recovers its costs and has in each of the past three years received an unleveraged after-tax return of approximately 19% to 20% on its investment base, which is its investment in commercial wells and related facilities, adjusted for working capital and reduced for deferred income taxes and depreciation. The rate of return is indexed to a basket of utility allowed returns. The term of the Wexpro Agreement coincides with the productive life of the gas and oil properties covered therein. Wexpro's investment base totaled $206.3 million, $182.8 million and $172.8 million at December 31, 2005, 2004 and 2003, respectively.

        Wexpro delivers natural gas production to Questar Gas at a price equal to Wexpro's cost-of-service. Wexpro cost-of-service gas satisfied 41% of Questar Gas's system requirements during 2005 at a cost-of-service pricing that is significantly lower than Questar Gas's average cost for purchased gas.

        Wexpro gas and oil-development and production activities are subject to the same type of regulation as Questar E&P. In addition, The Utah Division of Public Utilities has oversight responsibility and retains an outside reservoir-engineering consultant and a financial auditor to assess the prudence of Wexpro activities.

        Wexpro owns oil-producing properties. Under terms of the Wexpro Agreement, revenues from crude-oil sales offset operating expenses and provide Wexpro with a return on its investment. Surplus revenues, after recovery of expenses and Wexpro's return on investment, are divided between Wexpro (46%) and Questar Gas (54%).

        Wexpro's operations are contractually limited to a finite set of properties set forth in the Wexpro Agreement. Advances in technology (e.g., pad drilling and multi-stage hydraulic fracture stimulation) have created new investment opportunities on many of the subject properties.

        See Note 10 to the consolidated financial statements included in our 2005 Annual Report on Form 10-K incorporated herein by reference for more information on the Wexpro Agreement.

Gas Gathering and Processing—Gas Management

        Gas Management provides natural gas-gathering and processing services to affiliates and third-party producers in the Rocky Mountain region. Gas Management also owns 50% of Rendezvous Gas Services, LLC ("Rendezvous"), a joint venture that operates gas-gathering facilities in western Wyoming. Rendezvous gathers natural gas for Pinedale Anticline and Jonah Field producers for delivery to various interstate pipelines. Under a contract with Questar Gas, Gas Management also gathers cost-of-service volumes produced from properties operated by Wexpro.

        Approximately 56% of Gas Management revenues are derived from fee-based gathering and processing agreements. The remaining revenues are derived from natural gas processing margins that are in part exposed to the frac spread. To reduce processing margin risk, Gas Management has restructured many of its processing agreements with producers from "keep-whole" contracts to

"fee-based" contracts. A keep-whole contract insulates producers from frac spread risk while a fee-based contract eliminates commodity-price risk for the processing plant owner. To further reduce processing margin volatility associated with keep-whole contracts, Gas Management may also attempt to reduce processing margin risk with forward-sales contracts for NGL or hedge NGL prices and equivalent gas volumes with the intent to lock in a processing margin.

Marketing, Trading and Gas Storage—Energy Trading

        Energy Trading markets natural gas, oil and NGL. It combines gas volumes purchased from third parties and equity production (production from affiliates) to build a flexible and reliable portfolio. As a wholesale marketing entity, Energy Trading concentrates on markets in the Rocky Mountains, Pacific Northwest and Midcontinent that are close to reserves owned by affiliates or accessible by major pipelines. It contracts for firm-transportation capacity on pipelines and firm-storage capacity at Clay Basin, a large baseload-storage facility owned by affiliate Questar Pipeline Company. Energy Trading, through its Clear Creek Storage Company, LLC, operates an underground gas-storage reservoir in southwest Wyoming. It uses owned and leased-storage capacity together with firm-transportation capacity to take advantage of price differentials and arbitrage opportunities.

        Energy Trading uses derivatives to manage commodity price risk. Energy Trading primarily uses fixed-price swaps to secure a known price for a specific volume of company production. Energy Trading does not engage in speculative hedging transactions. See Notes 1 and 5 to the consolidated financial statements and Commodity-Price Risk Management included in our 2005 Annual Report on Form 10-K incorporated herein by reference for additional information relating to hedging activities.

Principal Executive Offices

        Our principal executive offices are located at 180 East 100 South, P.O. Box 45601, Salt Lake City, Utah 84145-0601, and our telephone number is (801) 324-2600. We also maintain regional operating offices in Denver, Colorado; Oklahoma City, Oklahoma; Tulsa, Oklahoma; and Rock Springs, Wyoming.

RISK FACTORS

        This section describes material risks of purchasing our securities. You should carefully consider these risks, in addition to the other information contained in this prospectus or incorporated in this prospectus by reference, before purchasing any of the securities offered by this prospectus. In connection with the forward- looking statements that appear in this prospectus, you should carefully review the factors discussed below and the cautionary statements referred to in "Special Note Regarding Forward-Looking Statements."

RISKS RELATED TO OUR BUSINESS

        The future price of natural gas, oil and NGL is unpredictable.    Historically the price of natural gas, oil and NGL has been volatile and is likely to continue to be volatile in the future. Any significant or extended decline in commodity prices would impact our future financial condition, revenues, results of operations, cash flows and rate of growth. Because approximately 90% of our proved reserves at December 31, 2005 were natural gas, we are substantially more sensitive to changes in natural gas prices than we are to changes in oil prices.

        We cannot predict the future price of natural gas, oil and NGL because of factors beyond our control, including but not limited to:

  •
  changes in domestic and foreign supply of natural gas, oil and NGL;

  •
  changes in local, regional, national and global demand for natural gas, oil, and NGL;

  •
  regional price differences resulting from available pipeline transportation capacity or local demand;

  •
  the level of imports of, and the price of, foreign natural gas, oil and NGL;

  •
  domestic and global economic conditions;

  •
  domestic political developments;

  •
  weather conditions;

  •
  domestic and foreign government regulations and taxes;

  •
  political instability or armed conflict in oil and natural gas producing regions;

  •
  the price, availability and acceptance of alternative fuels; and

  •
  U.S. storage levels of natural gas, oil and NGL.

        We use derivative instruments to manage exposure to uncertain prices.    We use financial contracts to hedge exposure to volatile natural gas, oil and NGL prices and to protect cash flow, returns on capital, net income and credit ratings from downward commodity-price movements. To the extent we hedge our commodity price exposure, we forgo the benefits we would otherwise experience if commodity prices increase. Wexpro generates revenues that are not significantly sensitive to short-term fluctuations in commodity prices.

        We enter into commodity-price hedging arrangements with creditworthy counterparties (banks and industry participants) with a variety of credit requirements. Some contracts do not require us to post cash collateral, while others allow some amount of credit before we are required to deposit collateral for out-of-the-money hedges. The amount of credit available may vary depending on the credit rating assigned to our debt securities. A substantial increase in the price of natural gas, oil and/or NGL could result in the requirement to deposit large amounts of collateral with counterparties that could seriously impact our cash liquidity. Additionally, a downgrade in our credit ratings to sub-investment grade could result in acceleration of our obligations to hedge counterparties.

        We may not be able to economically find and develop new reserves.    Our profitability depends not only on prevailing prices for natural gas, oil and NGL, but also our ability to find, develop and acquire gas and oil reserves that are economically recoverable. Substantial capital expenditures are required to find, develop and acquire gas and oil reserves to replace those depleted by production.

        Our gas and oil reserve estimates are imprecise and subject to revision.    Our proved natural gas and oil reserve estimates are prepared annually by independent reservoir-engineering consultants. Gas and oil reserve estimates are subject to numerous uncertainties inherent in estimating quantities of proved reserves, projecting future rates of production and timing of development expenditures. The accuracy of these estimates depends on the quality of available data and on engineering and geological interpretation and judgment. Reserve estimates are imprecise and will change as additional information becomes available. Estimates of economically recoverable reserves and future net cash flows prepared by different engineers, or by the same engineers at different times may vary significantly. Results of subsequent drilling, testing and production may cause either upward or downward revisions of previous estimates. In addition the estimation process also involves economic assumptions relating to commodity prices, production costs, severance and other taxes, capital expenditures and remedial costs. Actual results most likely will vary from estimates. Any significant variance could reduce the estimated future net revenues from proved reserves and the present value of those reserves.

        Investors should not assume that the "standardized measure of discounted future net cash flows" from Questar E&P's proved reserves is the current market value of the estimated natural gas and oil reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from

Questar E&P's proved reserves is based on prices and costs in effect on the date of the estimate, holding the prices constant throughout the life of the properties. Actual future prices and costs may differ materially from those used in the current estimate, and future determinations of the standardized measure of discounted future net cash flows using then current prices and costs may be significantly less than the current estimate.

        We face many operating risks to develop and produce our reserves.    Drilling is a high-risk activity. Operating risks include: fire, explosions and blow-outs; unexpected drilling conditions such as abnormally pressured formations; abandonment costs; pipe, cement or casing failures; environmental accidents such as oil spills, natural gas leaks, ruptures or discharges of toxic gases, brine or well fluids (including groundwater contamination). We could incur substantial losses as a result of injury or loss of life; pollution or other environmental damage; damage to or destruction of property and equipment; regulatory investigation; fines or curtailment of operations; or attorney's fees and other expenses incurred in the prosecution or defense of litigation.

        As is customary in our industry, we maintain insurance against some, but not all, of these potential risks and losses. We can not assure that our insurance will be adequate to cover these potential losses or liabilities. Losses and liabilities arising from uninsured or underinsured events could have an adverse effect on our financial condition and operations.

        Shortages of oilfield equipment, services and qualified personnel could impact results of operations.    The demand for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry can fluctuate significantly, often in correlation with oil and natural gas prices, causing periodic shortages. There have also been shortages of drilling rigs and other equipment, as demand for rigs and equipment has increased along with the number of wells being drilled. These factors also cause significant increases in costs for equipment, services and personnel. Higher oil and natural gas prices generally stimulate increased demand and result in increased costs for drilling rigs, crews and associated supplies, equipment and services. These shortages or cost increases could impact our profit margin, cash flow and operating results or restrict our ability to drill wells and conduct operations.

        A significant portion of our production, revenue and cash flow are derived from assets that are concentrated in a geographical area.    While geographic concentration of assets provides scope and scale that can reduce operating costs and provide other operating synergies, asset concentration does increase exposure to certain risks. We have extensive operations on the Pinedale Anticline and in the Greater Green River Basin of southwest Wyoming. Any circumstance or event that negatively impacts the operations of Questar E&P, Wexpro or Gas Management in that area could materially reduce our earnings and cash flow.

        We are subject to complex regulations on many levels.    We are subject to federal, state and local environmental, health and safety laws and regulations. Environmental laws and regulations are complex, change frequently and tend to become more onerous over time. In addition to the costs of compliance, we may incur substantial costs to take corrective actions at both owned and previously owned facilities. Accidental spills and leaks requiring cleanup may occur in the ordinary course of business. As standards change, we may incur significant costs in cases where past operations followed practices that were considered acceptable at the time, but that now require remedial work to meet current standards. Failure to comply with these laws and regulations may result in fines, significant costs for remedial activities, or injunctions.

        We must comply with numerous and complex regulations governing our activities on federal and state lands in the Rocky Mountain region, notably the National Environmental Policy Act, the Endangered Species Act and the National Historic Preservation Act. Federal and state agencies frequently impose conditions on our activities. These restrictions tend to become more stringent over time, and can limit or prevent us from exploring for, finding and producing natural gas, oil and NGL on our Rocky Mountain region leasehold. Certain environmental groups oppose drilling on some of our federal and state leases.

        Various federal agencies within the U.S. Department of the Interior, particularly the Minerals Management Service and the Bureau of Indian Affairs, along with each Native American tribe, promulgate and enforce regulations pertaining to gas and oil operations on Native American tribal lands. These regulations include such matters as lease provisions, drilling and production requirements, environmental standards and royalty considerations. In addition, each Native American tribe is a sovereign nation having the right to enforce laws and regulations independent from federal, state and local statutes and regulations. These tribal laws and regulations include various taxes, fees, requirements to employ Native American tribal members and other conditions that apply to lessees, operators and contractors conducting operations on Native American tribal lands. Finally, lessees and operators conducting operations on tribal lands are generally subject to the Native American tribal court system. One or more of these factors may increase our costs of doing business on Native American tribal lands and have an impact on the viability of our gas, oil and transportation operations on such lands.

        We are dependent on bank credit facilities and continued access to capital markets to successfully execute our operating strategies.    We rely on bank borrowing, inter-company loans from Questar and access to public capital markets to finance a material portion of our operating strategies. Questar relies on access to bank credit and commercial paper markets to make inter-company loans to us. We are dependent on these capital sources to provide capital to acquire and develop our properties. The availability and cost of these credit sources is cyclical and these capital sources may not remain available to us or we may not be able to obtain money at a reasonable cost in the future. All of our bank loans and short-term loans from Questar are in the form of floating-rate debt. From time to time we may use interest rate derivatives to fix the rate on a portion of our variable rate debt. The interest rates on our bank loans are tied to our debt credit ratings published by Standard & Poor's and Moody's. A downgrade of our credit ratings could increase the interest cost of this debt and decrease future availability of money from banks and other sources. We believe it is important to maintain investment-grade credit ratings to conduct our business, but we may not be able to keep investment-grade ratings.

        There is no promise of continuing relationships with Questar.    We are a wholly-owned subsidiary of Questar and our goals and strategies are important to Questar. Questar, however, offers no explicit promise of continued ownership or of the availability of capital going forward. Our ability to receive future equity and debt capital from Questar also depends on Questar's ability to access capital markets on reasonable terms. We also enter into business transactions with affiliated companies. Gas Management and Wexpro have long-term agreements to gather and develop reserves owned by Questar Gas. All transactions are on a competitive market basis or under contracts approved by regulatory agencies and the courts, but such business relationships may not continue in the future.

        General economic and other conditions impact our results.    Our results may also be negatively affected by changes in general economic conditions; changes in regulation; availability and economic viability of gas and oil properties for sale or exploration; creditworthiness of counterparties; rate of inflation and interest rates; assumptions used in business combinations; weather and natural disasters; changes in customers' credit ratings; competition from other forms of energy, other pipelines and storage facilities; effects of accounting policies issued periodically by accounting standard-setting bodies; terrorist attacks or acts of war; changes in our business or financial condition; changes in credit ratings; and availability of financing.

RISKS RELATED TO THE DEBT SECURITIES

        If an active trading market does not develop for a series of debt securities sold pursuant to this prospectus, you may be unable to sell any such debt securities.    Unless otherwise specified in an accompanying prospectus supplement, any debt securities sold pursuant to this prospectus and the accompanying prospectus supplement will be new securities for which there currently is no established trading market. We may elect not to list any debt securities on a national securities exchange. While the underwriters of a particular offering of debt securities may advise us that they intend to make a market in those debt securities, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

  •
  that a market for any series of debt securities will develop or continue;

  •
  as to the liquidity of any market that does develop; or

  •
  as to your ability to sell any debt securities you may own or the price at which you may be able to sell your debt securities.

        Because we are a holding company, our ability to pay our debts depends upon the ability of our subsidiaries to pay dividends and to advance funds. In addition, our ability to participate in any distribution of our subsidiaries' assets is generally subject to the prior claims of the subsidiaries' creditors.    Because we conduct our business primarily through our subsidiaries, our ability to pay our debts depends upon the earnings and cash flow of our subsidiaries and their ability to pay dividends and advance funds. Contractual and legal restrictions applicable to our subsidiaries could limit our ability to obtain cash from them. Our rights to participate in any distribution of our subsidiaries' assets upon their liquidation, reorganization or insolvency generally would be subject to the prior claims of the subsidiaries' creditors. As a result, any debt securities we may issue will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

USE OF PROCEEDS

        Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, including repayment of debt, working capital and the expansion of our businesses.

RATIO OF EARNINGS TO FIXED CHARGES

        Our consolidated ratio of earnings to fixed charges for the periods indicated are stated below. For purposes of this presentation, "earnings" represent income before income taxes and the cumulative effect of accounting changes adjusted for fixed charges, earnings and distributed income of equity investees, minority interest in consolidated subsidiaries and the amortization of capitalized interest, if any. "Fixed charges" consist of total interest charges (expensed and capitalized), amortization of debt issuance costs and the interest portion of rental costs (which is estimated at 50%). Income before income taxes and cumulative effect of accounting changes includes our share of pretax earnings of equity investees.

	Year Ended December 31,
	2005	2004	2003	2002	2001
Ratio of Earnings to Fixed Charges	13.86	10.11	7.57	5.29	7.42

DESCRIPTION OF DEBT SECURITIES

General

        The debt securities that we may sell from time to time will be issued under an indenture dated as of March 1, 2001, between us and Wells Fargo Bank, N.A., as successor trustee. The following description is only a summary of the material provisions of the indenture. This summary description is not meant to be a complete description of the debt securities. However, this prospectus and any accompanying prospectus supplement will contain the material terms of the securities being offered. We have filed the indenture as an exhibit to the registration statement of which this prospectus forms a part and you may inspect it at the office of the trustee. Terms not otherwise defined below will have the meanings assigned to them in the indenture. When we refer to securities, we refer to all debt securities that we have issued or may issue in the future under the indenture.

        Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following, among others:

  •
  the title of such debt securities;

  •
  any limit on the aggregate principal amount of such debt securities;

  •
  the price or prices at which we will sell such debt securities;

  •
  the maturity date or dates, or method, if any, by which such dates shall be determined, on which the principal (and premium, if any) of such debt securities is payable;

  •
  the rate or rates at which such debt securities shall bear interest, if any, or the method, if any, by which such rate or rates are to be determined, the date or dates from which such interest shall accrue, or the method, if any, by which such date or dates shall be determined, the interest payment dates, if any, on which such interest shall be payable and the record date, if any, for the interest payable on any interest payment date, whether and under what circumstances additional amounts on such debt securities or any of them shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

  •
  the person to whom any interest on such debt securities shall be payable if other than the person in whose name that security is registered at the close of business on the record date for such interest;

  •
  if in addition to or other than in Salt Lake City, Utah, the place or places where the principal of (and premium, if any) and interest on or any additional amounts with respect to such debt securities shall be payable;

  •
  whether any of such debt securities are to be redeemable at our option and, if so, the period or periods within which or the date or dates on which, the price or prices at which and the terms and conditions upon which such debt securities may be redeemed, in whole or in part, at our option;

  •
  our obligation, if any, or option to redeem or purchase such debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such debt securities so redeemed or purchased;

  •
  the denominations in which any of such debt securities shall be issuable;

  •
  the currency of denomination of such debt securities and the currency or currencies in which payment of the principal of (and premium, if any) and interest on or any additional amounts with respect to such debt securities will be made;

  •
  any deletions from, modifications of or additions to the events of default or covenants set forth in the indenture pertaining to such debt securities;

  •
  whether such debt securities of such series shall be issued in whole or in part in global form, including book-entry securities, and the depositary for such global securities, and the name of the depositary with respect to any global security;

  •
  the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance (which terms are described below) to such debt securities;

  •
  the application, if any, of the terms of the indenture relating to a holder's right to require us to repurchase such debt securities if a Change of Control occurs (which terms are described below) to such debt securities; and

  •
  any other terms of such debt securities (which terms shall not be inconsistent with the provisions of the indenture).

        Unless otherwise specified in the applicable prospectus supplement, debt securities will not be listed on any securities exchange.

        Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

        Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. Debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Ranking

        The indenture provides for the issuance of securities in one or more series, without limitation as to aggregate principal amount and without the consent of the holders of any existing series of debt securities issued under the indenture. As a holding company with subsidiaries, the claims of creditors of our subsidiaries will have priority over the claims of holders of the debt securities. The debt securities will be our unsecured obligations and will rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding.

Book Entry System

        Unless an accompanying prospectus supplement states otherwise, the debt securities will be issued in the form of a single global security. The debt securities will be deposited with the trustee as custodian for The Depository Trust Company ("DTC") on behalf of DTC and for so long as DTC or its nominee is the registered owner of the debt securities, DTC or its nominee, as the case may be, will be considered the sole holder of the debt securities for all purposes under the indenture. Except as set forth below, a security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC. We anticipate that the following provisions will apply to all depositary arrangements for debt securities represented by a registered global security.

        Upon our issuance of the debt securities, DTC or its nominee will credit the accounts of persons holding through it on its book entry registration and transfer system with the respective principal amounts of the debt securities represented by the global security. The accounts to be credited will be designated by the applicable underwriters of such debt securities. Ownership of beneficial interests in the global security will be limited to persons who have accounts with DTC, called participants, or persons that hold interests through participants. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee for the global security. Ownership of beneficial interest in a global security by persons that hold interests through participants will be shown on, and the transfer of ownership will be effected only through, records maintained by such participant. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interest in a global security.

        Except as provided below, owners of beneficial interests in debt securities represented by a global security will not be entitled to have debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form, known as certificated debt securities, and will not be considered the owners or holders of such debt securities under the indenture.

        Debt securities represented by a global security will be exchangeable for certificated debt securities only if:

  •
  DTC or its nominee notifies us that it is unwilling or unable to continue as depositary for the global security or we become aware that DTC has ceased to be a clearing agency registered under the Exchange Act and we have not appointed a successor depositary within 90 days after we receive such notice or become aware of such ineligibility; or

  •
  we, in our sole discretion, determine to discontinue use of the system of book entry transfer and to exchange the global security for certificated debt securities.

        Upon any such exchange, the certificated debt securities will be registered in the names that DTC or its nominee holding the global security may direct.

        We will make principal, premium and interest payments on the global security to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the debt securities represented thereby for all purposes under the indenture. DTC's practice is to credit participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. We expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium and interest to DTC is our responsibility and that of the trustee, disbursement of such payments to participants is the responsibility of DTC, and disbursement of such payments to the owners of beneficial interests in a global security held through such participants is the responsibility of such participants. Neither we, the trustee, the Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a global security representing any debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        The debt securities will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee. DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book entry changes in participants' accounts, thus eliminating the need of physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others, known as indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain a direct or indirect custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of debt securities under DTC's system must be made by or through direct participants, which will receive a credit for such debt securities on DTC's records. The ownership interest of each actual purchaser, or beneficial owner, of each debt security represented by a global security is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owner entered into the transaction. Transfer of ownership interests in the global security are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of the global security will not receive certificated debt securities representing their ownership interests in the global security, except in the limited circumstances described above.

        To facilitate subsequent transfers, the global security deposited with, or on behalf of, DTC is registered in the name of DTC's nominee, Cede & Co. The deposit of the global security with, or on behalf of, DTC and its registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global security; DTC's records reflect only the identity of the direct participants to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. will consent or vote with respect to the debt securities. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose account the debt securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

        If applicable, redemption notices will be sent to Cede & Co. If less than all of the debt securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

        No service charge will be made for the registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith. Debt securities may be surrendered for registration of transfer or exchange at our offices or agencies maintained for such purpose, which shall initially be the Corporate Trust Office of the trustee in Chicago, Illinois. In the event that certificated debt securities are issued or if DTC shall so require, we will be required to appoint a paying agent and security registrar in The City of New York. We may appoint additional paying agents and security registrars and may change any paying agent or security registrar, subject to our obligation under the indenture to maintain a paying agent and security registrar in Chicago, Illinois and, in the event that certificated debt securities are issued or if DTC shall so require, The City of New York. At our option, payment of interest on certificated debt securities may be made by check mailed to the addresses of the persons entitled thereto as they appear on the security register.

Restrictive Covenant

        Unless an accompanying prospectus supplement states otherwise, the following restrictive covenant shall apply to each series of debt securities:

        Limitation on Liens.    Subject to certain exceptions, we will not, and will not permit any Subsidiary to, create, assume or suffer to exist, otherwise than in favor of us or a Subsidiary, any mortgage, pledge, lien, encumbrance, or security interest (collectively, "Liens") upon any of our properties or assets or upon any income or profits therefrom unless the debt securities shall be equally and ratably secured. This prohibition will not apply to:

  •
  Liens existing as of the date of the indenture;

  •
  any purchase money mortgage or Lien created to secure all or part of the purchase price of any property (or to secure a loan made to us or any Subsidiary to enable it to acquire such property), provided that such Lien shall extend only to the property so acquired, improvements thereon, replacements thereof and the income or profits therefrom;

  •
  Liens on any property at the time of the acquisition thereof, whether or not assumed by us or a Subsidiary; provided that such Lien shall extend only to the property so acquired, improvements thereon, replacements thereof and income or profits therefrom;

  •
  Liens on property or any contract for the sale of any product or service, or any rights thereunder or any proceeds therefrom, acquired or constructed by us or a Subsidiary and created within one year after the later of:

  •
  the completion of such acquisition or construction, or

  •
  the commencement of operation of the property, provided that such Lien shall extend only to the property so acquired or constructed, improvements thereon, replacements thereof and income or profits therefrom;

  •
  Liens on the property or assets of Subsidiaries outstanding at the time they become Subsidiaries;

  •
  Liens created or assumed by us or a Subsidiary on coal, geothermal, oil, natural gas, inert gas, other hydrocarbon or mineral properties owned or leased by us or a Subsidiary to secure loans to us or a Subsidiary, for the purpose of developing such properties;

  •
  Liens on any investment (as defined in the indenture) of ours or that of a Subsidiary of ours in any Person other than a Subsidiary or on any security representing any investment of ours or a Subsidiary of ours;

  •
  any Lien not otherwise permitted by the indenture, provided that after giving effect to such Lien the sum of all indebtedness of us and our Subsidiaries secured by Liens not otherwise permitted by the indenture and all Attributable Debt of us and our Subsidiaries (to the extent not included in indebtedness secured by Liens not otherwise permitted) does not exceed 10% of Consolidated Capitalization;

  •
  any refunding or extension of maturity, in whole or in part, of any obligation or indebtedness secured by certain permitted Liens, provided that the principal amount of the obligation or indebtedness secured by such refunding or extension shall not exceed the principal amount of the obligation or indebtedness then outstanding and shall be limited in lien to the same or substituted property and after acquired property that secured the refunded or extended obligation or indebtedness;

  •
  Liens upon any office equipment, data processing equipment or any motor vehicles, tractors or trailers;

  •
  Liens of or upon or in current assets of ours or a Subsidiary of ours created or assumed to secure indebtedness incurred in the ordinary course of business;

  •
  any Lien which is payable, both with respect to principal and interest, solely out of the proceeds of natural gas, oil, coal, geothermal resources, inert gas, hydrocarbons or minerals to be produced from the property subject thereto and to be sold or delivered by us or a Subsidiary of ours;

  •
  Liens to secure indebtedness incurred to finance advances made by us or any Subsidiary of ours to any third party for the purpose of financing oil, natural gas, hydrocarbon, inert gas or other mineral exploration or development, provided that such Liens shall extend only to our receivables or that of such Subsidiary in respect of such advances; and

  •
  any rights reserved in others to take or reserve any part of the natural gas, oil, coal, geothermal resources, inert gas, hydrocarbons or minerals produced at any time on any property of ours or a Subsidiary of ours.

        Also excepted from the general prohibition are various other liens, such as mechanics' or materialmen's liens, certain governmental liens, leases, certain judgment liens, and certain liens arising in connection with leases, easements and rights of way.

Change of Control

        Unless an accompanying prospectus supplement states otherwise, if a Change of Control occurs and is accompanied by a Rating Decline (together, a "Change of Control Triggering Event"), each registered holder of debt securities will have the right to require us to offer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's debt securities at a purchase price in cash equal to the principal amount of the debt securities plus accrued and unpaid interest, if any, to the date of purchase.

        Within 30 days following any Change of Control Triggering Event, we will mail a notice (the "Change of Control Offer") to each registered holder with a copy to the trustee stating:

        (1)   that a Change of Control Triggering Event has occurred and that such holder has the right to require us to purchase such holder's debt securities at a purchase price in cash equal to the principal amount of such debt securities plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment");

        (2)   the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); and

        (3)   the procedures determined by us, consistent with the indenture, that a holder must follow in order to have its debt securities repurchased.

        On the Change of Control Payment Date, we will, to the extent lawful:

        (1)   accept for payment all debt securities or portions thereof (in integral multiples of $1,000) properly tendered and not withdrawn under the Change of Control Offer;

        (2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all debt securities or portions thereof so tendered; and

        (3)   deliver or cause to be delivered to the trustee the debt securities so accepted together with an Officers' Certificate stating the aggregate principal amount of debt securities or portions thereof being purchased by us.

        The paying agent will promptly mail to each holder of debt securities so tendered the Change of Control Payment for such debt securities, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new debt security equal in principal amount to any unpurchased portion of the debt securities surrendered, if any; provided that each such new debt security will be in a principal amount of $1,000 or an integral multiple of $1,000.

        If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a debt security is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

        Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders to require that we repurchase or redeem the debt securities in the event of a takeover, recapitalization or similar transaction.

        Prior to mailing a Change of Control Offer, and as a condition to such mailing (i) the requisite holders of each issue of Indebtedness issued under any indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Offer being made and waived the event of default, if any, caused by the Change of Control Triggering Event or (ii) we will repay all outstanding Indebtedness issued under any indenture or other agreement that may be violated by a payment to the holders of debt securities under a Change of Control Offer or we must offer to repay all such Indebtedness, and make payment to the holders of such Indebtedness that accept such offer and obtain waivers of any event of default from the remaining holders of such Indebtedness. We covenant to effect such repayment or obtain such consent and waiver within 30 days following any Change of Control Triggering Event, it being an Event of Default under the indenture if we fail to comply with such covenant within 30 days after receipt of written notice from the trustee or the holders of at least 25% in principal amount of the debt securities.

        We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all debt securities validly tendered and not withdrawn under such Change of Control Offer.

        Our and our Subsidiaries' current and/or future debt instruments may require that we repay or refinance indebtedness under such debt instruments in the event of a change of control, as defined in such debt instruments. Such change of control provisions may be triggered under such debt instruments prior to the occurrence of a Change of Control Triggering Event, thereby requiring that the indebtedness under such debt instruments be repaid or refinanced prior to our repurchasing any debt securities upon the occurrence of a Change of Control Triggering Event. Moreover, the exercise by the holders of their right to require us to repurchase the debt securities could cause a default under such debt instruments, even if the Change of Control Triggering Event itself does not, due to the financial effect of such repurchase on us. In such event, we may not be able to satisfy our obligations to repurchase the debt securities unless we are able to refinance or obtain waivers with respect to such debt instruments. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        Even if sufficient funds were otherwise available, the terms of our current and/or future debt instruments may prohibit our prepayment of debt securities before their scheduled maturity.

Consequently, if we are not able to prepay the indebtedness under such debt instruments or obtain requisite consents, we will be unable to fulfill our repurchase obligations if holders of debt securities exercise their repurchase rights following a Change of Control Triggering Event, resulting in an Event of Default under the indenture. An Event of Default under the indenture may result in a default under our current and/or future debt instruments.

Definitions

        Certain terms used in the indenture are defined and are used in this prospectus as follows:

        "Attributable Debt" means, as of the date of determination, the present value of net rent for the remaining term of a capital lease, determined in accordance with generally accepted accounting principles in the United States ("GAAP"), which is part of a Sale and Leaseback Transaction (as defined), including any periods for which the lessee has the right to renew or extend the lease. For purposes of the foregoing, "net rent" means the sum of capitalized rental payments required to be paid by the lessee, other than amounts required to be paid by the lessee for maintenance, repairs, insurance, taxes, assessments, energy, fuel, utilities and similar charges. In the case of a capital lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered to be required to be paid under such lease subsequent to the first date upon which it may be so terminated.

        "Change of Control" means the occurrence of any of the following:

        (1)   Questar or any of its affiliates ceases to own, directly or indirectly, beneficially or of record or otherwise, collectively more than 50% of the aggregate voting power of our voting stock (or its successor by merger, consolidation or purchase of all or substantially all of our assets);

        (2)   the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our and our Subsidiaries' assets, taken as a whole to any person or group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than to Questar or any of its affiliates; or

        (3)   the adoption by our stockholders of a plan or proposal of our liquidation or dissolution.

        Although there is a limited body of case law interpreting the phrase "all or substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control Triggering Event has occurred and whether a holder of debt securities may require us to make an offer to repurchase the debt securities as described above.

        "Consolidated Capitalization" means, without duplication, the sum of:

  •
  the principal amount of our Consolidated Funded Debt and that of our Subsidiaries at the time outstanding,

  •
  the total capital represented by our capital stock and that of our Subsidiaries at the time outstanding based, in the case of stock having par value, upon its par value, and in the case of stock having no par value, upon the value stated on our books,

  •
  the total amount of (or less the amount of any deficit in) our retained earnings and paid in capital and that of our Subsidiaries,

  •
  reserves for deferred federal and state income taxes arising from timing differences, and

  •
  Attributable Debt, all as shown on our consolidated balance sheet, prepared in accordance with GAAP; provided that in determining our consolidated retained earnings and paid in capital, no effect shall be given to any unrealized write up or write down in the value of assets or any amortization thereof, except for accumulated provisions for depreciation, depletion, amortization and property retirement which shall have been created by charges made by us or any of our Subsidiaries on our or their books.

        "Consolidated Funded Debt" means our Funded Debt and that of our Subsidiaries, consolidated in accordance with GAAP.

        "Funded Debt" means all Indebtedness that will mature, pursuant to a mandatory sinking fund or prepayment provision or otherwise, and all installments of Indebtedness that will fall due, more than one year from the date of determination. In calculating the maturity of any Indebtedness, there shall be included the term of any unexercised right of the debtor to renew or extend such Indebtedness existing at the time of determination.

        "Indebtedness" means all items of indebtedness for borrowed money (other than unamortized debt discount and premium) which would be included in determining total liabilities as shown on the liability side of a balance sheet prepared in accordance with GAAP as of the date as of which Indebtedness is to be determined, and shall include indebtedness for borrowed money (other than unamortized debt discount and premium) with respect to which we or any Subsidiary of ours customarily pays interest secured by any mortgage, pledge or other lien or encumbrance of or upon, or any security interest in, any properties or assets owned by us or any Subsidiary of ours, whether or not the Indebtedness secured thereby shall have been assumed, and shall also include guarantees of Indebtedness of others; provided that in determining our Indebtedness or that of any of our Subsidiaries, there shall be included the aggregate liquidation preference of all outstanding securities of any Subsidiary senior to its Common Stock that are not owned by us or a Subsidiary of ours; and provided, further, that Indebtedness of any Person shall not include the following:

  •
  any indebtedness evidence of which is held in treasury (but the subsequent resale of such indebtedness shall be deemed to constitute the creation thereof); or

  •
  any particular indebtedness if, upon or prior to the maturity thereof, there shall have been deposited with a depository (or set aside and segregated, if permitted by the instrument creating such indebtedness), in trust, money (or evidence of such indebtedness as permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy such indebtedness; or

  •
  any indebtedness incurred to finance oil, natural gas, hydrocarbon, inert gas or other mineral exploration or development to the extent that the issuer thereof has outstanding advances to finance oil, natural gas, hydrocarbon, inert gas or other mineral exploration or development, but only to the extent such advances are not in default; or

  •
  any indebtedness incurred without recourse to us or any of our Subsidiaries; or

  •
  any indebtedness incurred to finance advance payments for gas (pursuant to take or pay provisions or otherwise), but only to the extent that such advance payments are pursuant to gas purchase contracts entered into in the normal course of business; or

  •
  any amount (whether or not included in determining total liabilities as shown on the liability side of a balance sheet prepared in accordance with GAAP) representing capitalized rent under any lease; or

  •
  any indirect guarantees or other contingent obligations in respect of indebtedness of other Persons, including agreements, contingent or otherwise, with such other Persons or with third parties with respect to, or to permit or assure the payment of, obligations of such other Persons, including, without limitation, agreements to purchase or repurchase obligations of such other Persons, to advance or supply funds to, or to invest in, such other Persons, or to pay for property, products or services of such other Persons (whether or not conveyed, delivered or rendered); demand charge contracts, through put, take or pay, keep well, make whole or maintenance of working capital or similar agreements; or guarantees with respect to rental or similar periodic payments to be made by such other Persons.

        "Moody's" means Moody's Investors Service or, if Moody's Investors Service shall cease rating debt securities having a maturity at original issue of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if there is no successor Person, then "Moody's" shall mean any other national recognized rating agency, other than S&P, that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by us.

        "Place of Payment" means, when used with respect to the debt securities, the place or places where the principal of (and premium, if any) and interest on the debt securities are payable as specified and contemplated by the indenture.

        "Rating Agencies" means Moody's and S&P.

        "Rating Date" means the earlier of the date of public notice of (i) the occurrence of a Change of Control or (ii) our intention to effect a Change of Control.

        "Rating Decline" shall be deemed to have occurred if, no later than 90 days after the Rating Date (which period shall be extended so long as the rating of the debt securities is under publicly announced consideration for possible downgrade by either of the Rating Agencies), either of the Rating Agencies assigns a rating to the debt securities that is lower than an investment-grade rating. An investment-grade rating with respect to Moody's shall mean a rating of "Baa3" or higher and an investment grade rating with respect to S&P shall mean a rating of "BBB-" or higher.

        "S&P" means Standard & Poor's Ratings Services or, if Standard & Poor's Ratings Services shall cease rating debt securities having a maturity at original issue of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if there is no successor Person, then "S&P" shall mean any other national recognized rating agency, other than Moody's, that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by us.

        "Sale and Leaseback Transaction" means an arrangement in which we or one of our Subsidiaries sells any of our or their property which was placed into service more than 120 days prior to such sale to a Person and leases it back from that Person within 180 days of the sale.

        "Stated Maturity" means, when used with respect to any debt security or any installment of principal thereof or interest thereon, the date specified in such debt security as the fixed date on which the principal of such debt security or such installment of principal or interest is due and payable.

Consolidation, Merger and Sale of Assets

        Nothing contained in the indenture or in any of the debt securities will prevent any consolidation or merger of us with or into any other Person (whether or not affiliated with us), or successive consolidations or mergers in which we or our successor shall be a party, or will prevent any conveyance, transfer or lease of our property as an entirety or substantially as an entirety, to any other Person (whether or not affiliated with us); provided, however, that:

  •
  in case of such a transaction, the entity formed by such consolidation or into which we are merged, or the Person which acquires or leases our properties and assets substantially as an entirety shall be a corporation, partnership, limited liability company, association, company or business trust organized under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest on all the debt securities and the performance of every other covenant of the indenture;

  •
  immediately after giving effect to such transaction, no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing; and

  •
  each of us and the successor Person shall have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that such transaction complies with the requirements in the previous two paragraphs, and that all conditions precedent relating to such transaction have been complied with.

Events of Default

        Unless an accompanying prospectus supplement states otherwise, the following are Events of Default with respect to the debt securities:

  •
  failure to pay the principal of, or premium, if any, on any debt security when due;

  •
  failure to pay any interest installment, or an additional amount, if any, on any debt security when due, in each case, continued for 30 days;

  •
  failure to perform any of our other covenants, continued for 90 days after written notice as provided in the indenture;

  •
  the occurrence of an event of default in other indebtedness of ours (including securities other than the debt securities) which results in indebtedness in excess of $10,000,000 principal amount being due and payable prior to maturity, and such acceleration is not rescinded or annulled or such indebtedness is not discharged after written notice as provided in the indenture;

  •
  certain events of bankruptcy, insolvency or reorganization as described in the indenture; and

  •
  if applicable, the Event of Default described above relating to the terms of the indenture with respect to the holder's right to require us to repurchase such debt securities if a Change of Control occurs.

        If an Event of Default with respect to debt securities at the time outstanding shall occur and be continuing, then and in every such case, unless the principal of all the debt securities has already become due and payable, the trustee or the holders of at least 33 1/3% in principal amount of the outstanding debt securities may declare, by a notice in writing to us, and to the trustee if given by holders, the entire principal amount of all the outstanding debt securities to be due and payable immediately. At any time after such declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities, by written notice to us and the trustee, may, in certain circumstances, rescind and annul such declaration.

        No holder of any debt securities will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless such holder previously shall have given to the trustee written notice of a continuing Event of Default and unless also the holders of at least 25% of the aggregate principal amount of outstanding debt securities shall have made written request to, and have offered reasonable indemnity upon, the trustee, to institute such proceeding, and the trustee shall not have received direction inconsistent with such request in writing by the holders of a majority in principal amount of outstanding debt securities and shall have neglected or refused to institute such proceeding within 60 days. However, the rights of any holder of any debt securities to enforce the payment of principal, premium, if any, and interest due on such debt securities on or after the dates expressed in such debt securities may not be impaired or affected.

        We must furnish the trustee within 120 days after the end of each fiscal year a statement signed by one of certain of our officers stating that a review of our company's activities during that year and our performance under the indenture and the terms of the debt securities has been made, and, to the best of the knowledge of the signatory, based on such review, we have complied with all conditions and covenants of the indenture, or, if we are in default, specifying the default.

Waiver, Modification and Amendment

        The holders of a majority in principal amount of the outstanding debt securities may waive certain past defaults, except a default in the payment of the principal of, premium, if any, or interest on any debt security or in respect of any covenant or provision in the indenture which under the terms of the indenture cannot be modified without the consent of all holders of outstanding debt securities. The holders of a majority in aggregate principal amount of outstanding debt securities may waive our compliance with certain restrictive provisions.

        We and the trustee may modify and amend the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities, provided that no such modification or amendment may, without the consent of the holder of each debt security affected thereby:

  •
  change the Stated Maturity of the principal of, or any installment of principal of, or interest on, any debt security;

  •
  reduce the principal of, premium, if any, or interest on, or any premium payable upon the redemption of, any debt security;

  •
  change the Place of Payment or change the currency of payment of principal, premium, if any, or interest on, any debt security;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

  •
  reduce the percentages of holders of outstanding debt securities specified in this or the preceding paragraph;

  •
  change the provisions related to the Change of Control repurchase; or

  •
  effect certain other modifications or amendments described in the indenture.

        In the case of provisions of the indenture affecting other series of securities as well as the debt securities, the holders of the debt securities will be treated as a separate class of securities for purposes of determining whether consent or waiver of a majority of holders has been obtained.

Defeasance and Covenant Defeasance

        Unless an accompanying prospectus supplement states otherwise, we may elect either:

  •
  to defease and be discharged from our obligations with respect to the debt securities ("defeasance"); or

  •
  to be released from our obligations with respect to such debt securities described above under "Limitations on Liens" and "Consolidation, Merger and Sale of Assets" ("covenant defeasance"), upon the irrevocable deposit with the trustee, in trust for such purpose, of money and/or U.S. Government Obligations (as defined in the indenture) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on such debt securities on the scheduled due date therefor.

        Defeasance and covenant defeasance are each conditioned upon, among other things, our delivery to the trustee of an Opinion of Counsel to the effect that the holders of the debt securities will have no federal income tax consequences as a result of such deposit.

Notices

        Notices to holders of the debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Title

        We or the trustee may treat the registered owner of any registered debt security as the absolute owner thereof (whether or not the debt security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Replacement of Debt Securities

        We will replace any mutilated debt security at the expense of the holders upon surrender to the trustee. We will replace debt securities that become destroyed, lost or stolen at the expense of the holder upon delivery to the trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen debt security, an indemnity satisfactory to us and the trustee may be required at the expense of the holder of the debt security before a replacement debt security will be issued.

Governing Law

        The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

        Wells Fargo Bank, N.A. is the successor trustee under the indenture and is an affiliate of Wells Fargo Securities, LLC. The indenture contains certain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions with us; however, if it acquires a conflicting interest it must eliminate such conflict or resign or otherwise comply with the Trust Indenture Act of 1939, as amended. The indenture also provides that we will indemnify the trustee against loss, liability or expense incurred without negligence or bad faith on the part of the trustee arising out of or in connection with the trust under the indenture. Wells Fargo Bank, N.A. (1) participates in our $200 million credit agreement, (2) is a creditor of our parent company, Questar, and (3) performs routine banking functions for us.

PLAN OF DISTRIBUTION

        We may sell any series of the debt securities being offered hereby in one or more of the following ways from time to time:

  •
  to underwriters or dealers for resale to the public or to institutional investors;

  •
  directly to institutional investors; or

  •
  through agents to the public or to institutional investors.

        In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

        The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

  •
  the name or names of any underwriters or agents;

  •
  the purchase price of the securities and the proceeds to be received by us from the sale;

  •
  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

  •
  any initial public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange on which the securities may be listed.

        If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

  •
  negotiated transactions;

  •
  at a fixed public offering price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to prevailing market prices; or

  •
  at negotiated prices.

        If dealers are utilized in the sale of offered securities, we will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

        Offered securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        As one of the means of direct issuance of offered securities, we may utilize the service of an entity through which it may conduct an electronic "dutch auction" or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable prospectus supplement.

        If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

        The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

        Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

        Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or our affiliates.

        Each series of securities will be a new issue of securities and will have no established trading market. The securities will not be listed on a national securities exchange. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplement, Thomas C. Jepperson, Esq., Vice President and General Counsel for Questar Corporation and Skadden, Arps, Slate, Meagher & Flom LLP New York, New York will act as counsel to us.

EXPERTS

        Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2005 (including the schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its report thereon included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        Certain information with respect to our natural gas and oil reserves has been derived from the reports of Ryder Scott Company, Netherland, Sewell & Associates, and H. J. Gruy and Associates, Inc., independent reservoir engineers, and has been included and incorporated by reference in this prospectus upon the authority of such firms as experts with respect to matters covered by such reports and in giving such reports.

GLOSSARY OF COMMONLY USED TERMS

B

        Billion

bbl

        Barrel, which is equal to 42 U.S. gallons and is a common measure of volume of crude oil and other liquid hydrocarbons.

basis

        The difference between a reference or benchmark commodity price and the corresponding sales price at various regional sales points.

Btu

        One British thermal unit—a measure of the amount of energy required to raise the temperature of a one-pound mass of water one degree Fahrenheit at sea level.

cash-flow hedge

        A derivative instrument that complies with Statement of Financial Accounting Standards (SFAS) 133, as amended, and is used to reduce the exposure to variability in cash flows from the forecasted physical sale of gas and oil production whereby the gains (losses) on the derivative transaction are anticipated to offset the losses (gains) on the forecasted physical sale.

cf

        Cubic foot is a common unit of gas measurement. One standard cubic foot equals the volume of gas in one cubic foot measured at standard conditions—a temperature of 60 degrees Fahrenheit and a pressure of 30 inches of mercury (approximately 14.7 pounds per square inch).

cfe

        Cubic feet of natural gas equivalents

development well

        A well drilled into a known producing formation in a previously discovered field.

dewpoint

        A specific temperature and pressure at which hydrocarbons condense to form a liquid.

dry hole

        A well drilled and found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of production exceed expenses and taxes.

dth

        Decatherms or ten therms. One dth equals one million Btu or approximately one Mcf.

dthe

        Decatherms of natural gas equivalents

equity production

        Production at the wellhead attributed to company ownership.

exploratory well

        A well drilled into a previously untested geologic prospect to determine the presence of gas or oil.

finding costs

        Finding costs are the sum of costs incurred for gas and oil exploration and development activities; including purchases of reserves in place, leasehold acquisitions, seismic, geological and geophysical, development and exploration drilling and asset retirement obligations for a given period, divided by the total amount of estimated net proved reserves added through discoveries, positive and negative revisions and purchases in place for the same period. The company expresses finding costs in dollars per Mcfe averaged over a five-year period.

frac spread

        The difference between the market price for NGLs extracted from the gas stream and the market value of the Btu-equivalent volume of natural gas required to replace the extracted liquids.

futures contract

        An exchange-traded contract to buy or sell a standard quantity and quality of a commodity at a specified future date and price.

gal

        U.S. gallon.

gas

        All references to "gas" refer to natural gas.

gross

        "Gross" natural gas and oil wells or "gross" acres equal the total number of wells or acres in which the company has a working interest.

hedging

        The use of derivative-commodity and interest-rate instruments to reduce financial exposure to commodity price and interest-rate volatility.

infill development drilling

        Drilling wells between established producing wells; a drilling program to reduce the spacing between wells in order to increase production and/or recovery of in-place hydrocarbons.

lease operating expenses

        The expenses, usually recurring, which are incurred to operate the wells and equipment on a producing lease.

M

        Thousand.

MM

        Million.

natural gas equivalents

        Oil and NGL volumes are converted to natural gas equivalents using the ratio of one barrel of crude oil, condensate or NGL to 6,000 cubic feet of natural gas.

natural gas liquids (NGL)

        Liquid hydrocarbons that are extracted and separated from the natural gas stream. NGL products include ethane, propane, butane, natural gasoline and heavier hydrocarbons.

net

        "Net" gas and oil wells or "net" acres are determined by the sum of the fractional ownership working interest the company has in those gross wells or acres.

net revenue interest

        A share of production after all burdens, such as royalties and overriding royalties, have been deducted from the working interest. It is the percentage of production that each owner actually receives.

production replacement ratio

        The production replacement ratio is calculated by dividing the net proved reserves added through discoveries, positive and negative revisions and purchases and sales in-place for a given period by the production for the same period, expressed as a percentage. The production replacement ratio is typically reported on an annual basis.

proved reserves

        Those quantities of natural gas, crude oil, condensate and NGL on a net revenue interest basis, which geological and engineering data demonstrate with reasonable certainty to be recoverable under existing economic and operating conditions. See 17 C.F.R. Section 4-10(a)(2) for a complete definition.

proved developed reserves

        Reserves that include proved developed producing reserves and proved developed nonproducing reserves. See 17 C.F.R. Section 4-10(a)(3).

proved developed producing reserves

        Reserves expected to be recovered from existing completion intervals in existing wells.

proved undeveloped reserves

        Reserves expected to be recovered from new wells on proved undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. See 17 C.F.R. Section 4-10(a)(4).

reservoir

        A porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

royalty

        An interest in an oil and gas lease that gives the owner the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

seismic

        An exploration method of sending energy waves or sound waves into the earth and recording the wave reflections to indicate the type, size, shape and depth of a subsurface rock formation. (2-D seismic provides two-dimensional information and 3-D seismic provides three-dimensional views.)

wet gas

        Unprocessed natural gas that contains a mixture of heavier hydrocarbons including ethane, propane, butane and natural gasoline.

working interest

        An interest in an oil and gas lease that gives the owner the right to drill, produce and conduct operating activities on the leased acreage and receive a share of any production.

workover

        Operations on a producing well to restore or increase production.

$250,000,000

Questar Market Resources, Inc.
(A subsidiary of Questar Corporation)

% Notes due 20

PROSPECTUS SUPPLEMENT
May     , 2006

Joint Book-Running Managers

Banc of America Securities LLC
Goldman, Sachs & Co.

Lead Manager

Harris Nesbitt

Co-Managers

JPMorgan
SunTrust Robinson Humphrey
Wachovia Securities
Wells Fargo Securities